Exhibit 10(l)

Life Coverage Highlights for Executives of Dayton Power & Light Company

Life and Accidental Death & Dismemberment (AD&D) Insurance

Standard Insurance Company has developed this document to provide you with information about the Life and AD&D coverage through your employer. Written in non-technical language, this is not intended as a complete description of the coverage. If you have additional questions, please refer to your human resources representative.

Employer Plan Effective Date

The Life and AD&D coverage is effective as of September 1, 2004 and the coverage is paid for by Dayton Power & Light Company.

Eligibility

To be eligible for this plan:

•                  You must be an active employee of Dayton Power & Light, excluding, temporary or seasonal employees, full time members of the armed forces, leased employees or independent contractors

•                  You must be regularly working at least 30 hours each week

Employee Coverage Amount

Basic Life coverage is 3 times annual earnings, to a maximum of 2 million

If you wish to become insured for an amount in excess of $500,000, the excess will be subject to medical underwriting approval. All late applications and requests for coverage increases are also subject to medical underwriting approval.

Accidental Death and Dismemberment Insurance from Standard Insurance Company is also included in this plan. The amount of AD&D is 3 times your Annual Earnings to a maximum of $1,000,000.

Employee Coverage Effective Date

For employees in an Please contact your human resources representative for more information regarding the following requirements that must be satisfied for your insurance to become effective. You must satisfy:

•                  Eligibility requirements

•                  An eligibility waiting period

•                  An evidence of insurability requirement

An active work requirement. This means that if you are not actively at work on the day before the scheduled effective date of insurance including Dependents Life Insurance, your insurance will not become effective until the day after you complete 30 days of active work as an eligible employee.

Suicide Exclusion

This plan includes an exclusion for death resulting from suicide or other intentionally self-inflicted injury. The amount payable will exclude amounts that have not been continuously in effect for at least two years on the date of death. This is subject to state variations.

Standard Insurance Company	Life Coverage Highlights for Executives of Dayton Power & Light Company

Portability

If your insurance ends because your employment terminates, you may be eligible to buy portable group insurance coverage. Please see your human resources representative for additional information. This is subject to state variations.

You may use the portability feature if:

•                  You are under age 65;

•                  You are not disabled; and

•                  You have worked for Dayton Power & Light Company as a full time employee for 12 consecutive months.

Conversion

If your insurance ends because your employment terminates, you may be eligible to convert the terminated coverage to an individual life insurance policy without providing evidence of insurability. Please see your human resources representative for additional information

If You Become Terminally III

Under the Accelerated Benefit provision, you may be eligible to receive up to 75% to $450,000 of your Basic Life insurance and Additional Life insurance if you become terminally ill, have a life expectancy of less than 21 months and meet other eligibility requirements. This benefit allows you to use the proceeds as you desire - whether to cover medical expenses or to maintain your quality of life. The amount paid under the Accelerated Benefit provision including an interest charge would reduce the amount of Basic Life insurance and Additional Life insurance payable upon your death.